Exhibit 15.2

Consent of Jun He Law offices, PRC Counsel

July 9, 2015

CHINA SUNERGY CO., LTD.

No. 123 Focheng West Road

Jiangning Economic & Technical Development Zone,

Nanjing, Jiangsu 211100,

People’s Republic of China

Dear Sir or Madam:

We hereby consent to the references to us by CHINA SUNERGY CO., LTD. (“the Company”) under the heading Item 3. Key Information — D. Risk Factors” included in China Sunergy Co., Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2014 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of July, 2015. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,

For and on behalf of

/s/ JUN HE LAW OFFICES

JUN HE LAW OFFICES